BRF DAY
November 2013

BRF 17

Strategic Opportunities

Strategic Opportunities- INTERNATIONAL

Exports: act in a granular and selective manner, aiming for the most relevant and profitable markets

Focus on MENASA[1] as our big bet for this cycle – organic and M&A



Expand *food services* globally

Address challenges in other markets (Europe, Japan and Africa)

Consolidate *turn-around* in Latin America, creating steady basis for growth

Consider other acquistions and/or partnerships

1. Middle East, North Africa and Southeast Asia.

Strategic Opportunities - BRAZIL

Focus on the *core* business, revitalizing core categories through Innovation and emphasizing the "*big rocks*"

Develop value added *in-natura* consistent business



GTM Execution: close the gaps in channels and geographies

Food services: Improve current model and expand presence

Structuring Principles


New unique and strong BRF culture
Consumer and market orientation
Focus, accountability and execution discipline
Value creation and Meritocracy
Talents as competitive advantage
Vision and action oriented for each business in segregated manner
World-class service level
Controled asset expansion and optimized utilization
Efficiency and cost competitiveness

BRF momentum

What we are already doing

1. Third quarter marked by the new structure implementation

2. Redundancies elimination in Backoffice
   - ✓ Process redesign and employees reallocation

3. Change of mindset, swap from industrial model to market-driven model
   - ✓ Alignment of sales and production

4. ZBB (Zero-Based Budgeting), nov-13 until mar-14

5. New Cycle Acceleration Program initiatives tracking

What we are already doing

6 Commercial actions in the domestic market

- ✓ Review of Pricing Model, considering channels and categories
- ✓ Redefine Client Clustering per region
- ✓ Consolidation of sales Teams according to the new GTM

7 Inventory reduction in Foreign Market

- ✓ Adequacy of the volumes to reduce exposure to commodities

8 Sadia and Perdigão brands repositioning (Domestic Market and International Market)

*BRF & Minerva deal**

* Subject to Cade approval

Merits of the Deal

1. **Diverticalize BRF´s beef assets by transfering them to a beef expert**

2. **15.2% participation in Minerva, two Board seats**
   - ✓ Three agreeements: Investment / Supply / Shareholders
   - ✓ Permits enforcement of Supply Agreement
   - ✓ Mutual exchange of experiences and capabilities: future opportunities

3. **Long term supply agreement:** Competitive sourcing for processed and food services products (non-exclusive)

4. **Focus in BRF Core: processed value added beef business within BRF**

5. **Additional relief of R$170MM-Animals in 10 months of working capital for BRF (not part of the Deal)**

Summary – Great Lines

Summary – Great Lines

1. Develop a strong BRF culture, talent and meritocracy

2. Change in mind set from industry driven to commercially driven company

   - Focus on our final targets - clients and consumers - demand driven
   - Focus on our core businesses, branding, pricing and distribution

3. Open to international investments where there are synergic and complementary opportunities

   - Presence, processing, distribution and brands in chosen regions

4. Internally we will divest and/or demobilize assets that do not bring added value – ROIC (Return on Invested Capital)

5. Capex will be redirected to automatization, modernization, IT and logistics